Exhibit 99.1

ZimVie Announces Closing of Sale of Spine Business

Completion of Sale to an Affiliate of H.I.G. Capital for $375 Million Establishes Pure-Play Dental Business

PALM BEACH GARDENS, Florida., April 1, 2024 (GLOBE NEWSWIRE) – ZimVie Inc. (Nasdaq: ZIMV), a global life sciences leader in the dental market, today announced that it has closed the previously communicated sale of its Spine business to an affiliate of H.I.G. Capital for $375 million in total consideration, including $315 million in cash and a $60 million promissory note.

“The completion of the sale of our Spine business is the culmination of months of partnership with H.I.G. Capital and years of commitment from our global Spine team members; I would like to thank everyone for their immense contributions,” said Vafa Jamali, President and Chief Executive Officer. “I could not be more excited for the future of our company as we continue to invest in differentiated solutions for Dental patients and providers in our most attractive end markets, while optimizing our structure to deliver value for our shareholders.”

Terms of the Agreement

Under the terms of the agreement, ZimVie will receive $375 million in total consideration, comprised of $315 million in cash, subject to certain customary adjustments as set forth in the agreement, and $60 million in the form of a promissory note that will accrue interest at a rate of 10% per annum, compounded semi-annually, payable in kind, subject to a maturity no later than five and a half years from today’s closing.

Outlook for ZimVie

As previously communicated, ZimVie expects to achieve an annualized financial profile of $455+ million in Net Sales, and a 15%+ adjusted EBITDA margin(1) one year following the close of the deal. ZimVie intends to immediately pay down $275 million of outstanding debt, leaving total debt of approximately $234 million, and estimated cash of approximately $66 million as of April 2, 2024.

(1)

This is a non-GAAP financial measure for which a reconciliation to the most directly comparable GAAP financial measure is not available without unreasonable efforts. Refer to the “Forward-Looking Non-GAAP Financial Measures” section of this press release, which identifies the information that is unavailable without unreasonable efforts and provides additional information.

About ZimVie

ZimVie is a global life sciences leader in the dental market that develops, manufactures, and delivers a comprehensive portfolio of products and solutions designed to support dental tooth replacement and restoration procedures. From its headquarters in Palm Beach Gardens, Florida, and additional facilities around the globe, ZimVie works to improve smiles, function, and confidence in daily life by offering comprehensive tooth replacement solutions, including trusted dental implants, biomaterials, and digital workflow solutions. As a worldwide leader in this space, ZimVie is committed to advancing clinical science and technology foundational to restoring daily life. For more information about ZimVie, please visit us at www.ZimVie.com. Follow @ZimVie on Twitter, Facebook, LinkedIn, or Instagram.

Forward-Looking Non-GAAP Financial Measures

This press release also includes certain forward-looking non-GAAP financial measures including adjusted EBITDA margin for the period ending one year after the closing of the sale of our spine business. We calculate forward-looking non-GAAP financial measures based on internal forecasts that omit certain amounts that would be included in GAAP financial measures. We have not provided quantitative reconciliations of these forward-looking non-GAAP financial measures to the most directly comparable forward-looking GAAP financial measures because the GAAP measures cannot be reliably estimated and the reconciliations cannot be performed without unreasonable effort due to their dependence on future uncertainties, such as the timing of certain transactions, and adjusting items that the Company cannot reasonably predict at this time but which may have a material impact on our future GAAP results.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, statements concerning ZimVie’s expectations, plans, prospects and product and service offerings, including expected benefits, opportunities, and other prospects as a result of the transaction. Such statements are based upon the current beliefs, expectations, and assumptions of management and are subject to significant risks, uncertainties, and changes in circumstances that could cause actual outcomes and results to differ materially from the forward-looking statements. These risks, uncertainties and changes in circumstances include, but are not limited to, the possibility that ZimVie may be unable to achieve the expected operational, strategic, and financial benefits of the transaction. For a list and description of other such risks, uncertainties, and changes in circumstances, see ZimVie’s periodic reports filed with the U.S. Securities and Exchange Commission (SEC). These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in ZimVie’s filings with the SEC. Forward-looking statements speak only as of the date they are made, and ZimVie disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Readers of this press release are cautioned not to rely on these forward-looking statements, since there can be no assurance that these forward-looking statements will prove to be accurate. This cautionary note is applicable to all forward-looking statements contained in this press release.

Media Contact Information:

ZimVie

Allison Johnson • Allison.Johnson@ZimVie.com

(774) 266-8046

ZimVie

Grace Flowers • Grace.Flowers@ZimVie.com

(561) 319-6130

Investor Contact Information:

Gilmartin Group LLC

Marissa Bych • Marissa@gilmartinir.com